Exhibit 1.1

ALCOA INC.

25,000,000 Depositary Shares,

each representing 1/10th interest in a share of

5.375% Class B Mandatory Convertible Preferred Stock, Series 1

UNDERWRITING AGREEMENT

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010

September 16, 2014

1. Introductory. (a) Alcoa Inc., a Pennsylvania corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, a total number of 25,000,000 depositary shares (the “Firm Depositary Shares”), each such Depositary Share representing ownership of 1/10th of a share of 5.375% Class B Mandatory Convertible Preferred Stock, Series 1, of the Company, par value $1.00 per share (the “Convertible Preferred Stock”). The Company also proposes to issue and sell to the several Underwriters up to an additional 3,750,000 depositary shares (the “Additional Depositary Shares”) if and to the extent that you, as Representatives, shall have determined to exercise, on behalf of the Underwriters, the right to purchase such depositary shares granted to the Underwriters in Section 3(a)(ii) hereof. The Firm Depositary Shares and the Additional Depositary Shares are hereinafter collectively referred to as the “Depositary Shares” and the Depositary Shares, together with the corresponding shares of Convertible Preferred Stock, are hereinafter collectively referred to as the “Securities”. The Convertible Preferred Stock will, when issued, be deposited by the Company against delivery of Depositary Receipts (“Depositary Receipts”) to be issued by Computershare Trust Company, N.A. (the “Depositary”), under a Deposit Agreement, to be dated as of the Closing Date (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued thereunder. Each Depositary Receipt will evidence one or more Depositary Shares. The Convertible Preferred Stock shall have the rights, powers and preferences set forth in the provisions of the Articles of Incorporation of the Company (as amended May 6, 2013, the “Articles of Incorporation”) relevant to the Class B Serial Preferred Stock of the Company and the Statement with Respect to Shares in respect of the Convertible Preferred Stock (the “Statement with Respect to Shares”). The Convertible Preferred Stock will be convertible into a variable number of shares of common stock, par value $1.00 per share, of the Company (“Common Stock”). Such shares of Common Stock of the Company into which the Convertible Preferred Stock is convertible (including any additional shares of Common Stock issuable in connection with a conversion upon a fundamental change) are hereinafter referred to as the “Conversion Shares”.

(b) At or prior to the time when sales of the Securities were first made (the “Time of Sale”), the Company had prepared the following information (collectively, the “Time of Sale Information”): the Preliminary Prospectus Supplement dated September 15, 2014 and accompanying base prospectus dated July 30, 2014 (together, the “Preliminary Prospectus”), as filed by the Company pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (the “Act”), and each “free writing prospectus” (as defined pursuant to Rule 405 under the Act) identified in Schedule II hereto, including any final term sheet filed with the Commission pursuant to Rule 433 under the Act and attached hereto as Schedule III (the “Final Term Sheet”).

(c) The Company acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, neither the Representatives nor any other Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, each Underwriter that:

(a) The registration statement on Form S-3 (No. 333-197371), including a base prospectus relating to the Securities and the Conversion Shares, has been filed with the Commission and has been declared effective. Such registration statement, as amended to the date of this underwriting agreement (“Agreement”), including any information deemed pursuant to Rule 430A, 430B or 430C under the Act to be part of the registration statement at the time of its effectiveness, is hereinafter referred to as the “Registration Statement”, and the base prospectus relating to the Securities and the Conversion Shares, as supplemented to reflect the final terms of the Securities and the terms of offering thereof, as first filed with the Commission pursuant to and in accordance with Rule 424(b) (“Rule 424(b)”) under the Act, is hereinafter referred to as the “Prospectus”. Any reference in this Agreement to the Registration Statement, the Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the most recent effective date of the Registration Statement or the date of the Preliminary Prospectus or the Prospectus, as the case may be, and any reference to “amend”, “amendment” or “supplement” with respect to the Registration Statement, the Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) that are deemed to be incorporated by reference therein.

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(b) On its effective date and on the Closing Date and any Option Closing Date (each as defined below), the Registration Statement conformed, and will conform, in all respects to the requirements of the Act and the rules and regulations of the Commission (“Rules and Regulations”) and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and as of its date and on the Closing Date and any Option Closing Date, the Prospectus will conform in all respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the foregoing does not apply to statements in or omissions from any of such documents based upon written information furnished to the Company by any Underwriter through the Representatives, if any, specifically for use therein.

(c) The Time of Sale Information, at the Time of Sale did not, and at the Closing Date and any Option Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in such Time of Sale Information.

(d) The Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Act) that constitutes an offer to sell or solicitation of any offer to buy the Securities (each such communication by the Company or its agents and representatives (other than a communication referred to in clauses (i), (ii) and (iii) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Act or Rule 134 under the Act, (ii) the Preliminary Prospectus, (iii) the Prospectus, (iv) the documents listed in Schedule II hereto, (v) any electronic roadshow or other written communications, in each case, approved in writing in advance by the Representatives. Each such Issuer Free Writing Prospectus complied in all material respects with the Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus accompanying, or delivered prior to delivery of, such Issuer Free Writing Prospectus, did not, and at the Closing Date and any Option Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in any Issuer Free Writing Prospectus. Notwithstanding the foregoing, the Company will not prepare, make, use, authorize, approve or refer to any Issuer Free Writing Prospectus that does not satisfy the conditions of Rule 164(e)(2) under the Act.

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(e) [Reserved].

(f) The financial statements and the related notes thereto, included or incorporated by reference in the Registration Statement and the Prospectus, present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their consolidated cash flows for the periods specified; and said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and the supporting schedules included or incorporated by reference in the Registration Statement present fairly the information required to be stated therein.

(g) Except as otherwise disclosed in the Registration Statement or the Prospectus, within the past three years, neither the Company nor any of its significant subsidiaries (as such term is defined in Rule 405 of the Act) nor, to the Company’s knowledge, any director, officer, or employee, any agent or representative of the Company or of any of its significant subsidiaries, has taken any action, when acting on behalf of the Company or such significant subsidiaries, that would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) (including any foreign political party or official thereof or any candidate for foreign political office) in contravention of the FCPA; and except as otherwise disclosed in the Registration Statement or the Prospectus, the Company and its significant subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance in all material respects therewith.

(h) The Company, the operations of the Company and its significant subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including, to the extent applicable, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its significant subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in such jurisdictions (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its significant subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened, except for any noncompliance or action, suit or proceeding that will not, individually or in the aggregate, have a material adverse effect on the ability of the Underwriters to sell the Securities in the manner contemplated by the Prospectus or on the consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries taken as a whole.

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(i) (i) To the best knowledge of the Company, neither the Company nor any of its significant subsidiaries, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent or representative of the Company or any of its significant subsidiaries, is an individual or entity (“Person”) that is, or is majority-owned or controlled by a Person that is:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or Her Majesty’s Treasury (“HMT”) (collectively, “Sanctions”), nor

(B) located, organized or resident in a country or territory (including, without limitation, as of the date hereof, Cuba, Iran, North Korea, Sudan and Syria) that is the subject of Sanctions that broadly restrict or prohibit dealings with that country or territory.

(ii) The Company will not, directly or, to the knowledge of the Company, indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions.

(j) The Statement with Respect to Shares has been duly authorized by the Company. The provisions of the Articles of Incorporation relevant to Class B Serial Preferred Stock of the Company and the Statement with Respect to Shares set forth the rights, preferences and priorities of the Convertible Preferred Stock, and the holders of the Convertible Preferred Stock will have the rights set forth in the provisions of the Articles of Incorporation relevant to Class B Serial Preferred Stock of the Company and the Statement with Respect to Shares.

(k) The Convertible Preferred Stock will be convertible into the Conversion Shares in accordance with the terms of the Statement with Respect to Shares; a number of Conversion Shares (the “Maximum Number of Conversion Shares”) equal to the product of (A) the sum of a number of shares of Common Stock equal to the maximum conversion rate for the Convertible Preferred Stock (as increased by the maximum number of shares of Common Stock issuable in connection with a conversion upon a fundamental change) and, to the extent so elected by the Company in connection with any such conversion, the number of shares of Common Stock deliverable by the Company upon conversion in respect of dividends payable upon conversion of the Convertible Preferred Stock (whether or not declared) (assuming the Company elects to issue and deliver, in respect of accumulated and unpaid dividends (whether or not declared), the maximum number of shares of Common Stock in connection with any such conversion), multiplied by (B) the aggregate number of shares of Convertible Preferred Stock, in each case in accordance with the terms of the Statement with Respect to Shares, has been and will be duly authorized and reserved for issuance by all necessary corporate action of the Company and such Conversion Shares, when issued upon such conversion or delivery (as the case may be) in accordance with the terms of the Statement with Respect to Shares, will be validly issued, fully paid and non-assessable, will conform in all material respects to the description thereof in the Registration Statement, the Time of Sale Information and the Prospectus and will not be subject to any preemptive or similar rights.

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3. Purchase, Offering and Delivery. (a) (i) The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective number of Firm Depositary Shares set forth opposite such Underwriter’s name in Schedule I hereto at a purchase price of $48.50 per share (the “Purchase Price”).

(ii) Subject to the terms and conditions hereof, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, up to the total number of Additional Depositary Shares set forth in Schedule I hereto at the Purchase Price to cover any over-allotments in the sale of the Firm Depositary Shares by the Underwriters. The Representatives may exercise this option on behalf of the Underwriters in whole or from time to time in part by giving notice of each election to exercise the option not later than 30 days after the date of this Agreement. Any exercise notice shall specify the number of Additional Depositary Shares to be purchased, severally and not jointly, by the Underwriters and the date on which such Additional Depositary Shares are to be purchased (which date may be simultaneous with, but not earlier than, the Closing Date (as defined below); and if subsequent to the Closing Date, each option purchase date shall not be earlier than three nor later than 10 business days after the written notice is given). On each day, if any, that Additional Depositary Shares are to be purchased (each, an “Option Closing Date”), each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the terms and conditions hereinafter stated, agrees, severally and not jointly, to purchase the number of Additional Depositary Shares (subject to such adjustments to eliminate fractional securities as the Representatives determine) that bears the same proportion to the total number of Additional Depositary Shares to be purchased on such Option Closing Date as the number of Firm Depositary Shares set forth opposite such Underwriter’s name on Schedule I hereto bears to the total number of Firm Depositary Shares.

(b) The Representatives have advised the Company that the Underwriters propose to make a public offering of their respective portions of the Depositary Shares as soon after this Agreement has become effective as in the judgment of the Representatives is advisable. The Company acknowledges and agrees that the Underwriters may offer and sell Depositary Shares to or through any affiliate of an Underwriter and that such affiliate may offer and sell Depositary Shares purchased by it to or through any Underwriter.

(c) (i) The Depositary Shares to be purchased by each Underwriter hereunder will be represented by one or more definitive global certificates in book-entry form, which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will, or will direct the Depositary to, deliver the Depositary Shares to the Representatives for the account of each Underwriter, against payment for the Firm Depositary Shares (and the Additional Depositary Shares, if the option provided for in Section 3(a)(ii) hereof shall be exercised on or before the third business day immediately preceding the Closing Date) in Federal or other funds immediately available in New York City. The Company will, or will direct the Depositary to, cause the certificates representing the applicable Depositary Shares to be made available to the Representatives for checking prior to the Closing Date at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, NY

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10019-7475 . The time and date of delivery and payment with respect to the Depositary Shares shall be 10:00 a.m., New York City time, on September 22, 2014 or such other time and date as the Representatives and the Company may agree upon in writing (such date and time of delivery and payment being herein called the “Closing Date”). The Depositary Shares and the documents to be delivered on the Closing Date, by or on behalf of the parties hereto, will be delivered at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019-7475.

(ii) If the option provided for in Section 3(a)(ii) hereof is exercised after the third business day immediately preceding the Closing Date, the Company will, or will direct the Depositary to, deliver any Additional Depositary Shares to the Representatives for the account of each Underwriter, against payment for such Additional Depositary Shares to the Company in Federal or other funds immediately available in New York City at 10:00 a.m., New York City time, on the date specified in the corresponding notice delivered pursuant to Section 3(a)(ii) or at such other time on the same or on such other date, not later than October 30, 2014, as shall be designated in writing by the Representatives. If an Option Closing Date occurs after the Closing Date, the Company will deliver to the Representatives on each such Option Closing Date, and the obligation of the Underwriters to purchase Additional Depositary Shares shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming the opinions, certificates and letters delivered on the Closing Date pursuant to Section 5 hereof.

4. Covenants of the Company. The Company covenants and agrees with the several Underwriters that in connection with the offering of the Securities:

(a) The Company will file any Issuer Free Writing Prospectus (including the Final Term Sheet) to the extent required by Rule 433 under the Act and will file the Preliminary Prospectus and the Prospectus with the Commission pursuant to and in accordance with Rule 424(b) not later than the time required by such rules.

(b) Prior to the Closing Date, the Company will advise the Representatives promptly of any proposal to prepare, use, authorize, approve, refer to or file any Issuer Free Writing Prospectus or to amend or supplement the Registration Statement or the Prospectus and will afford the Representatives a reasonable opportunity to comment on any such proposed Issuer Free Writing Prospectus or amendment or supplement and the Company will also advise the Representatives promptly of any use, authorization, approval, reference to or filing of any Issuer Free Writing Prospectus, the filing of any such amendment or supplement and of the institution by the Commission of any stop order proceedings or any proceedings pursuant to Section 8A of the Act in respect of the Registration Statement or of any parts thereof and will use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued. Notwithstanding the foregoing, the Company will not prepare, make, use, authorize, approve or refer to any Issuer Free Writing Prospectus that does not satisfy the conditions of Rule 164(e)(2) under the Act.

(c) (1) If, at any time when a prospectus relating to the Securities is required to be delivered under the Act, or required to be delivered but for Rule 172 under the Act (the “Prospectus Delivery Period”), any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state

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any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Prospectus to comply with the Act, the Company promptly will prepare and file with the Commission an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance and (2) if at any time prior to the Closing Date or any Option Closing Date (i) any event shall occur or condition shall exist as a result of which the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances, not misleading or (ii) it is necessary to amend or supplement the Time of Sale Information to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (b) above, file with the Commission (to the extent required) and furnish to the Underwriters and to such dealers as the Representatives may designate, such amendments or supplements to the Time of Sale Information as may be necessary so that the statements in the Time of Sale Information as so amended or supplemented will not, in the light of the circumstances, be misleading or so that the Time of Sale Information will comply with law. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 5.

(d) As soon as practicable, but not later than 16 months after the date of this Agreement, the Company will make generally available to its security-holders an earnings statement covering a period of at least 12 months beginning after the later of (i) the effective date of the Registration Statement, (ii) the effective date of the most recent post-effective amendment to the Registration Statement and (iii) the date of the Company’s most recent Annual Report on Form 10-K filed with the Commission prior to the date of this Agreement, which will satisfy the provisions of Section 11(a) of the Act.

(e) The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any prospectus, any related preliminary prospectus supplement, any related Issuer Free Writing Prospectus, any Time of Sale Information, the Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as are reasonably requested.

(f) The Company will arrange for the qualification of the Securities and the Conversion Shares and the determination of their eligibility for investment under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution, provided that the Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation.

(g) The Company will cause the Depositary Shares and the Maximum Number of Conversion Shares to be duly authorized for listing by the New York Stock Exchange as promptly as practicable after the Closing Date.

(h) During the period from and including the date hereof through and including the earlier of (a) the purchase by the Underwriters of all of the Additional Depositary Shares and (b) the expiration of the Underwriters’ option to purchase the Additional Depositary Shares, the

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Company will not take or authorize any action that would result in an adjustment of the conversion rates of the Convertible Preferred Stock pursuant to the terms of the Convertible Preferred Stock described in the Preliminary Prospectus under the captions “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion”, “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder” or “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon a Fundamental Change; Fundamental Change Dividend Make-whole Amount”.

(i) During the period of three years after the date of this Agreement, the Company will furnish to the Representatives (i) as soon as available, a copy of each definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to shareholders, unless it is otherwise available on the Commission’s EDGAR system, and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request.

(j) The Company will pay all expenses incident to the performance of its obligations under this Agreement and will reimburse the Underwriters for any expenses (including reasonable fees and disbursements of counsel) incurred by them in connection with qualification of the Securities or the Conversion Shares for sale and determination of their eligibility for investment under the laws of such jurisdictions as the Representatives may designate and the printing of memoranda relating thereto, for the filing fee, if any, of the Financial Industry Regulatory Authority relating to the Securities or the Conversion Shares and for expenses incurred in distributing the Prospectus, the Preliminary Prospectus, any Issuer Free Writing Prospectus and any Time of Sale Information to Underwriters.

(k) The Company hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the period ending 60 days after the date of the Prospectus (the “Lock-up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or preferred stock or any securities convertible into or exercisable or exchangeable for Common Stock or preferred stock, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or preferred stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or preferred stock or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of shares of Common Stock or preferred stock or any securities convertible into or exercisable or exchangeable for Common Stock or preferred stock. The restrictions contained in this paragraph shall not apply to (A) the Securities to be sold hereunder, (B) the issuance by the Company of (i) Conversion Shares, (ii) shares of Common Stock upon the exercise of employee stock options outstanding on the date hereof or (iii) shares of Common Stock upon the exercise of an option or warrant or the conversion of any security outstanding on the date hereof of which the Representatives have been advised in writing, (C) the issuance of, and the filing of a registration statement on Form S-3 in respect of the resale of, 36,523,010 shares of Common Stock issuable to the seller in connection with the acquisition of Firth Rixson’s business pursuant to a share purchase agreement dated as of June 25, 2014 (the “Share Purchase Agreement”), provided that the Company shall not waive or fail to enforce the

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restrictions on such shares of Common Stock contained in Section 7.12 of the Share Purchase Agreement during the Lock-up Period, or (D) the filing of a registration statement on Form S-8 in respect of securities to be issued pursuant to any benefit plan in effect on the date hereof and described in the Time of Sale Information or the granting of awards under any such plan.

(l) The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Securities Act.

5. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Securities will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) The Representatives shall have received a letter, dated as of the date of this Agreement, of PricewaterhouseCoopers LLP, in form and substance satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of the Company and its subsidiaries included or incorporated by reference in the Registration Statement.

(b) The Prospectus and each Issuer Free Writing Prospectus (if required by Rule 433 under the Act) shall have been filed with the Commission in accordance with the Rules and Regulations and Section 4(a) of this Agreement. No stop order suspending the effectiveness of the Registration Statement or of any parts thereof shall have been issued and no proceedings for that purpose or pursuant to Section 8A under the Act shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(c) Subsequent to the earlier of (A) the Time of Sale and (B) the execution of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in or affecting particularly the business or properties of the Company, or its subsidiaries which, in the judgment of a majority in interest of the Underwriters, including any Representatives, materially impairs the investment quality of the Securities or the Conversion Shares; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any suspension or limitation of trading in securities generally on the New York Stock Exchange, or the setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Company on such exchange or in the over-the-counter market; (iv) any banking moratorium declared by Federal or New York authorities; or (v) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the judgment of a majority in interest of the Underwriters, including any Representatives, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the sale of and payment for the Securities.

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(d) The Representatives shall have received an opinion or opinions, dated the Closing Date, of the General Counsel, an Assistant General Counsel or a Counsel of the Company substantially in the form of Annex I(a) hereto.

(e) The Representatives shall have received an opinion, dated the Closing Date, of K&L Gates LLP, special counsel for the Company, substantially in the form of Annex I(b) hereto.

(f) The Representatives shall have received an opinion, dated the Closing Date, from Cleary Gottlieb Steen & Hamilton LLP, special counsel for the Company, substantially in the form of Annex I(c) hereto.

(g) The Representatives shall have received from Cravath, Swaine & Moore LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to the incorporation of the Company, the validity of the Securities and the Conversion Shares, the Registration Statement, the Time of Sale Information, the Prospectus and other related matters as they may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, Cravath, Swaine & Moore LLP may rely as to the incorporation of the Company and all other matters governed by Pennsylvania law, upon the opinions referred to in subsections (d) and (e) of this Section.

(h) The Representatives shall have received a certificate, dated the Closing Date, of the Chairman of the Board, President or any Vice-President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Company in this Agreement are true and correct, that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, that no stop order suspending the effectiveness of the Registration Statement or of any parts thereof has been issued and no proceedings for that purpose or pursuant to Section 8A of the Act have been instituted or are contemplated by the Commission and that, subsequent to the date of the most recent financial statements in the Prospectus, there has been no material adverse change in the financial position or results of operations of the Company and its subsidiaries considered in the aggregate, except as set forth in or contemplated by the Time of Sale Information and the Prospectus.

(i) The Representatives shall have received a letter, dated the Closing Date, of PricewaterhouseCoopers LLP, in form and substance satisfactory to the Underwriters, which reconfirms the matters set forth in their letter delivered pursuant to subsection (a) of this Section and covers any additional financial information included in the Prospectus (which is not covered by their letter delivered pursuant to subsection (a) of this Section).

(j) The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between the Representatives and certain officers and directors of the Company listed on Schedule IV hereto relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to the Representatives on or before the date of this Agreement, shall be in full force and effect on the Closing Date.

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(k) The Company shall have filed a listing application with the New York Stock Exchange for listing the Depositary Shares and for reserving a number of Conversion Shares equal to the Maximum Number of Conversion Shares, subject to notice of issuance, and satisfactory evidence of such actions shall have been provided to the Representatives.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents they reasonably request.

6. Indemnification and Contribution. (a) The Company will indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Time of Sale Information, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives, if any, specifically for use therein.

(b) Each Underwriter, severally and not jointly, will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Time of Sale Information, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives, if any, specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred.

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(c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that actual conflicts of interest exist between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there are legal defenses relating to a material aspect of such action available to it or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to control, and otherwise participate in, the defense of such action and the indemnifying party will reimburse any legal or other expenses reasonably incurred by the indemnified party in connection with investigating or defending such action as such expenses are incurred.

(d) If recovery is not available under the foregoing indemnification provisions of this Section, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Act. Each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other equitable considerations appropriate under the circumstances. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified

13

party as a result of the losses, claims, damages or liabilities referred to in the second sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter and its controlling persons have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Underwriters’ obligations to contribute are several in proportion to their respective underwriting obligations and not joint.

(e) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company who has signed any of the Registration Statements or any parts thereof and to each person, if any, who controls the Company within the meaning of the Act.

7. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Depositary Shares under this Agreement on the Closing Date or any Option Closing Date and the number of Depositary Shares which such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of the Depositary Shares to be purchased on such date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Depositary Shares by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date or the applicable Option Closing Date, as the case may be, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments under this Agreement, to purchase the Depositary Shares that such defaulting Underwriters agreed but failed to purchase. If any Underwriter or Underwriters so default and the number of the Depositary Shares with respect to which such default or defaults occur exceeds 10% of the total number of the Depositary Shares to be purchased on such date and arrangements satisfactory to the Representatives and the Company for the purchase of such Depositary Shares by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 8. In all other cases, unless otherwise specified in this Agreement, if any Underwriter or Underwriters default in their obligations to purchase Depositary Shares under the terms of this Agreement and arrangements satisfactory to the Representatives and the Company for the purchase of such Depositary Shares by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 8. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

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8. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person and will survive delivery of and payment for the Securities. If for any reason the purchase of the Securities by the Underwriters under this Agreement is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 4 and the respective obligations of the Company and the Underwriters pursuant to Section 6 shall remain in effect.

9. Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees that:

(a) It has not and will not use, authorize use of, refer to, or participate in the planning for use of, any “free writing prospectus”, as defined in Rule 405 under the Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that is not an “issuer free writing prospectus as defined in Rule 433 under the Act that contains only preliminary terms of the Securities and offering or information permitted by Rule 134 under the Act, (ii) the Final Term Sheet or any Issuer Free Writing Prospectus prepared pursuant to Section 1(b) or Section 4(c) above (including any electronic road show) or (iii) any free writing prospectus prepared by such Underwriter and approved by the Company in advance in writing. Notwithstanding the foregoing, the Underwriters may use a term sheet, substantially in the form of the Final Term Sheet attached in Schedule III hereto, without the consent of the Company.

(b) It is not subject to any pending proceeding under Section 8A of the Act with respect to the offering (and will promptly notify the Company if any such proceeding against it is initiated during the Prospectus Delivery Period).

(c) It will, pursuant to reasonable procedures developed in good faith, retain copies of each free writing prospectus used or referred to by it, in accordance with Rule 433 under the Act.

(d) Notwithstanding the foregoing, it will not prepare, make, use, authorize, approve or refer to any Issuer Free Writing Prospectus that does not satisfy the conditions of Rule 164(e)(2) under the Act.

10. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telecopied and confirmed to the Representatives at: Morgan Stanley & Co. LLC, 1585 Broadway, New York, NY 10036, Attn: Equity Syndicate Desk, with a copy to the Legal Department, and Credit Suisse Securities (USA) LLC, 11 Madison Avenue, New York, NY 10010, facsimile number (212) 743-1207 or, if sent to the Company, will be mailed, delivered or telecopied and confirmed to it at Alcoa Inc., 390 Park Avenue, New York, New York 10022-4608, Attention: Treasurer.

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11. Successors. This Agreement will inure to the benefit of and be binding upon the Company and the Underwriters and their respective successors and the officers and directors and controlling persons referred to in Section 6, and no other person will have any right or obligation hereunder.

12. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

13. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

[Signature Page follows]

16

Very truly yours,

ALCOA INC.

By:	/s/ Peter Hong
Name: Peter Hong
Title: Vice President and Treasurer

[Signature Page to Preferred Underwriting Agreement]

Accepted as of the date first written above.

Morgan Stanley & Co. LLC Credit Suisse Securities (USA) LLC

Acting severally on behalf of themselves and the several Underwriters named in Schedule I hereto.

MORGAN STANLEY & CO. LLC

By:	/s/ Serkan Savasoglu
Name: Serkan Savasoglu
Title: Managing Director

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Peter R. Matt
Name: Peter R. Matt
Title: Managing Director

Schedule I

Underwriters	Number of Firm Depositary Shares to be Purchased	Maximum Number of Additional Depositary Shares to be Purchased if Over-allotment Option is Exercised
Morgan Stanley & Co. LLC	10,280,000	1,542,000
Credit Suisse Securities (USA) LLC	6,000,000	900,000
Citigroup Global Markets Inc.	1,220,000	183,000
Goldman, Sachs & Co.	1,220,000	183,000
J.P. Morgan Securities LLC	1,220,000	183,000
BNP Paribas Securities Corp.	1,000,000	150,000
Mitsubishi UFJ Securities (USA), Inc.	1,000,000	150,000
RBC Capital Markets, LLC	1,000,000	150,000
RBS Securities Inc.	1,000,000	150,000
Banca IMI S.p.A.	100,000	15,000
Banco Bradesco BBI S.A.	100,000	15,000
Banco do Brasil Securities LLC	22,000	3,300
BBVA Securities Inc.	140,000	21,000
BNY Mellon Capital Markets, LLC	140,000	21,000
Credit Agricole Securities (USA) Inc.	100,000	15,000
Mizuho Securities USA Inc.	46,000	6,900
PNC Capital Markets LLC	50,000	7,500
Sandler O’Neill + Partners, L.P.	50,000	7,500
SG Americas Securities, LLC	50,000	7,500
SMBC Nikko Securities America, Inc.	100,000	15,000
TD Securities (USA) LLC	22,000	3,300
The Williams Capital Group, L.P.	140,000	21,000
Total	25,000,000	3,750,000

Schedule II

Issuer Free Writing Prospectuses

A.	Free writing prospectus filed with the Commission on September 17, 2014, substantially in the form of Schedule III.

B.	Other Free Writing Prospectuses

1.	None.

Schedule III

Filed Pursuant to Rule 433

Registration Statement No. 333-197371

Pricing Term Sheet

Alcoa Inc.

25,000,000 Depositary Shares,

each representing a 1/10th interest in a share of

5.375% Class B Mandatory Convertible Preferred Stock, Series 1

This term sheet to the preliminary prospectus supplement dated September 15, 2014 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Alcoa Inc.

Depositary Shares Offering

Security:	Depositary Shares, each representing a 1/10th interest in a share of the Issuer’s 5.375% Class B Mandatory Convertible Preferred Stock, Series 1

Pricing Date/Closing Date:	September 16, 2014 / September 22, 2014

Size:	25,000,000 Depositary Shares

Underwriters’ Option to Purchase Additional Depositary Shares:	Up to an additional 3,750,000 Depositary Shares

Public Offering Price:	$50.00 per Depositary Share

Purchase Price by Underwriters:	$48.50 per Depositary Share

Net proceeds to issuer (after expenses):	$1.2 billion (after deducting underwriting discounts and estimated net offering expenses) assuming no exercise of the over-allotment option

Listing:	The Company intends to apply to list the Depositary Shares on The New York Stock Exchange under the symbol “AA-PRB”. If the application is approved, the Company expects trading to begin within 30 days of the initial delivery of the Depositary Shares.

Liquidation Preference:	$50 per Depositary Share

CUSIP / ISIN:	013817 309 / US0138173093

Joint Bookrunners:	Morgan Stanley & Co. LLC Credit Suisse Securities (USA) LLC Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC

Lead Managers:	BNP Paribas Securities Corp. Mitsubishi UFJ Securities (USA), Inc. RBC Capital Markets, LLC RBS Securities Inc.

Co-managers:

Banca IMI S.p.A.

Banco Bradesco BBI S.A.

Banco do Brasil Securities LLC

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA Inc.

PNC Capital Markets LLC

Sandler O’Neill + Partners, L.P.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

Mandatory Convertible Preferred Stock

Security:	5.375% Class B Mandatory Convertible Preferred Stock, Series 1, of the Company, par value $1.00 per share (the “Mandatory Convertible Preferred Stock”)

Size:	2,500,000 shares of Mandatory Convertible Preferred Stock (2,875,000 if the underwriters’ option to purchase additional Depositary Shares is exercised in full)

Liquidation Preference:	$500 per Mandatory Convertible Preferred Share

Dividends:	5.375% of the liquidation preference of $500 per Mandatory Convertible Preferred Share per year (equivalent to $26.8750 per annum per share of Mandatory Convertible Preferred Stock, corresponding to $2.6875 per annum per Depositary Share), if declared by the Company’s board of directors or an authorized committee thereof, payable in cash or, subject to certain limitations, by delivery of the Company’s shares of Common Stock or any combination of cash and Common Stock, as determined by the Company in its sole discretion. The expected dividend payable on the first Dividend Payment Date is approximately $7.53993 per share of Mandatory Convertible Preferred Stock (equivalent to $0.753993 per Depositary Share) and will therefore be more than a regular full quarterly dividend.

Each subsequent dividend for a full dividend period is expected to be approximately $6.71875 per share of Mandatory Convertible Preferred Stock (equivalent to $0.671875 per Depositary Share). If the Company elects to make any such payment of a declared dividend, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purpose at the average VWAP per share of Common Stock over the five consecutive trading day period ending on the second trading day immediately preceding the applicable Dividend Payment Date (the “Average Price”), multiplied by 97%. Notwithstanding the foregoing, in no event will the number of shares of Common Stock delivered in connection with any declared dividend exceed a number equal to the total dividend payment divided by the Floor Price. To the extent that the amount of the declared dividend exceeds the product of the number of shares of Common Stock delivered in connection with such declared dividend and the Average Price, the Company will, if it is legally able to do so, pay such excess amount in cash.

Floor Price for Mandatory Convertible Preferred Stock:	$5.66, subject to adjustment as described in the Preliminary Prospectus Supplement.

Dividend record dates:	The December 15, March 15, June 15 and September 15, immediately preceding the next Dividend Payment Date.

Dividend Payment Dates:	January 1, April 1, July 1 and October 1, commencing on January 1, 2015 and to, and including, the Mandatory Conversion Date.

Dividend period:	The period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial dividend period will commence on and include the issue date of the Mandatory Convertible Preferred Stock and will end on and exclude the January 1, 2015 Dividend Payment Date.

Acquisition Termination Redemption:	Within ten business days following the earlier of (a) the date on which an Acquisition Termination Event occurs and (b) 5:00 p.m. (New York City time) on April 1, 2015, if the Acquisition has not closed on or prior to such time on such date, the Company at its option may mail a notice of acquisition termination redemption to the holders of the Mandatory Convertible Preferred Stock. If the Company mails a notice of acquisition termination redemption, on the Acquisition Termination Redemption Date specified in such notice, the Company will be required to redeem the Mandatory Convertible Preferred Stock, in whole but not in part, for the Acquisition Termination Make-whole Amount described in the Preliminary Prospectus Supplement. The Acquisition Termination Make-whole Amount will be payable in cash, or in certain instances at the Company’s election, in cash or shares of Common Stock or a combination of cash or Common Stock. See “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption” in the Preliminary

Prospectus Supplement, as supplemented by the information set forth below under “Conversion at the Option of the Holder Upon a Fundamental Change; Fundamental Change Dividend Make-whole Amount” and “Fundamental Change Conversion Rate.”

Mandatory Conversion Date:	October 1, 2017 (the “Mandatory Conversion Date”)

Conversion Rate:

Upon conversion on the Mandatory Conversion Date, the conversion rate for each share of Mandatory Convertible Preferred Stock will be not more than 30.9406 shares of the Company’s Common Stock (the “Maximum Conversion Rate”) and not less than 25.7838 shares of the Company’s Common Stock (the “Minimum Conversion Rate”), depending on the Applicable Market Value of the Common Stock, as described below and subject to certain antidilution and other adjustments that are described in the Preliminary Prospectus Supplement.

The following table illustrates the conversion rate per share of Mandatory Convertible Preferred Stock, subject to certain anti-dilution and other adjustments that are described in the Preliminary Prospectus Supplement.

Applicable Market Value of the Common Stock	Conversion rate (number of shares of Common Stock to be received upon mandatory conversion of each share of Mandatory Convertible Preferred Stock)
Greater than $19.39	25.7838 shares

Equal to or less than $19.39 but greater than or equal to $16.16	Between 25.7838 and 30.9406 shares, determined by dividing $500 by the Applicable Market Value

Less than $16.16	30.9406 shares

Conversion at the Option of the Holder:	At any time prior to the Mandatory Conversion Date, other than during a Fundamental Change Conversion Period, holders may elect to convert their Mandatory Convertible Preferred Stock in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock) at the Minimum Conversion Rate of 25.7838 shares of Common Stock per share of Mandatory Convertible Preferred Stock. This Minimum Conversion Rate is subject to certain anti-dilution adjustments. Because each Depositary Share represents a 1/10th fractional interest in a share of Mandatory Convertible Preferred Stock, a holder of Depositary Shares may only convert its depositary shares in lots of 10 Depositary Shares.

Conversion at the Option of the Holder upon a Fundamental Change; Fundamental Change Dividend Make-whole Amount:	If the Company is the subject of specified Fundamental Changes (as defined in the Preliminary Prospectus Supplement) on or prior to the Mandatory Conversion Date, holders of the Mandatory Convertible Preferred Stock will have the right to convert their Mandatory Convertible Preferred Stock, in whole or in part, into Common Stock at the Fundamental Change Conversion Rate during the period beginning on the effective date of such Fundamental Change and ending on the date that is 20 calendar days after the effective date (or, if earlier, the Mandatory Conversion Date). The Fundamental Change Conversion Rate will be determined based on the effective date of the transaction (the “Fundamental Change Effective Date”) and the price (the “Fundamental Change Share price”) paid per share of Common Stock of the Company in such transaction (see table below). Holders who convert Mandatory Convertible Preferred Stock within that time frame will also receive: (1) a Fundamental Change Dividend Make-whole Amount equal to the present value (calculated using a discount rate of 5.375% per annum) of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the Fundamental Change Effective Date, including for the dividend period, if any, from the Dividend Payment Date immediately preceding the Fundamental Change Effective Date to but excluding the Fundamental Change Effective Date (collectively, the “Accumulated Dividend Amount”)) for all the remaining full dividend periods and for the partial dividend period from and including the Fundamental Change Effective Date to but excluding the next Dividend Payment Date (the “Fundamental Change Dividend Make-whole Amount”); and (2) to the extent that there is any Accumulated Dividend Amount, the Accumulated Dividend Amount, in the case of clauses (1) and (2), subject to the Company’s right to deliver Common Stock in lieu of all or part of such amounts as described in the Preliminary Prospectus Supplement.

Fundamental Change Conversion Rate:	The Fundamental Change Conversion Rate will be determined by reference to the table below and is based on the Fundamental Change Effective Date and the Fundamental Change Share Price. If the holders of the Common Stock receive only cash in the Fundamental Change, the Fundamental Change Share Price shall be the cash amount paid per share. Otherwise the Fundamental Change Share Price shall be the average VWAP of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the trading day preceding the effective date.

Fundamental Change Effective Date	Fundamental Change Share Price on Fundamental Change Effective Date
	$5.00	$10.00	$15.00	$16.16	$17.00	$18.00	$19.39	$25.00	$30.00	$40.00	$50.00	$65.00	$80.00	$100.00
September 22, 2014	28.8937	28.2303	26.5805	26.3172	26.1174	25.9372	25.7370	25.3532	25.2994	25.3692	25.4361	25.4875	25.5124	25.5313
October 1, 2015	29.5177	29.1726	27.2811	27.7978	26.6539	26.4025	26.1199	25.5708	25.4790	25.5142	25.5531	25.5819	25.5973	25.6016
October 1, 2016	30.1631	30.2222	28.3056	29.3228	27.3764	26.9829	26.5375	25.7377	25.6353	25.6486	25.6643	25.6780	25.6865	25.6951
October 1, 2017	30.9406	30.9406	30.9406	30.9406	29.4118	27.7778	25.7838	25.7838	25.7838	25.7838	25.7838	25.7838	25.7838	25.7838

The exact Fundamental Change Share Price and Fundamental Change Effective Date may not be set forth in the table, in which case:

•	if the Fundamental Change Share Price is between two Fundamental Change Share Price amounts on the table or the Fundamental Change Effective Date is between two dates on the table, the Fundamental Change Conversion Rate will be determined by straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Fundamental Change Share Price amounts and the two dates, as applicable, based on a 365-day year;

•	if the Fundamental Change Share Price is in excess of $100.00 per share (subject to adjustment as described above), then the Fundamental Change Conversion Rate will be the Minimum Conversion Rate, subject to adjustment; and

•	if the Fundamental Change Share Price is less than $5.00 per share (subject to adjustment as described above), then the Fundamental Change Conversion Rate will be the Maximum Conversion Rate, subject to adjustment.

DEBT OFFERING

On September 16, 2014, Alcoa Inc. filed a preliminary prospectus for an offering of senior unsecured debt securities, which we expect to be between $1.0 billion and $1.25 billion in aggregate principal amount, subject to market and other conditions. Assuming an offering of $1.1 billion aggregate principal amount of debt securities is completed, Alcoa expects to receive net proceeds of $1.088 billion, after giving effect to estimated underwriting discount and commissions and estimated offering expenses. The table under the heading “Capitalization” on page S-26 of the preliminary prospectus supplement filed on September 15, 2014 is hereby replaced with the table set forth below (amounts provided assume no exercise of the underwriters’ overallotment option in the Mandatory Convertible Preferred Stock Offering and an offering of $1.1 billion aggregate principal amount of debt securities):

	As of June 30, 2014
	Actual	As Adjusted for this Offering	As Further Adjusted for proposed Debt Offering and Use of Proceeds
	(unaudited, dollars in millions)
Cash and cash equivalents	$1,183	$2,394	$1,132

Short-term borrowings	$133	$133	$133
Commercial paper	223	223	223
Long-term debt, including current portion	7,699	7,699	8,788

Total debt	$8,055	$8,055	$9,144
Noncontrolling interests	$3,029	$3,029	$3,029
Preferred Stock
Class A Stock, $100.00 par value per share; 660,000 shares authorized, 546,024 shares issued and outstanding, actual, as adjusted and as further adjusted	55	55	55
Mandatory Convertible Preferred Stock, $1.00 par value per share; no shares authorized, issued and outstanding, actual; 2,500,000 shares authorized, issued and outstanding, as adjusted and as further adjusted	—	3	3

	As of June 30, 2014
	Actual	As Adjusted for this Offering	As Further Adjusted for proposed Debt Offering and Use of Proceeds
	(unaudited, dollars in millions)
Common stock, $1.00 par value per share; 1,800,000,000 shares authorized, 1,267,290,820 shares issued and 1,174,130,317 shares outstanding, actual, as adjusted and as further adjusted(1)	1,267	1,267	1,267
Additional capital	7,635	8,843	8,843
Retained earnings	9,163	9,163	9,163
Treasury stock, at cost	(3,275)	(3,275)	(3,275)
Accumulated other comprehensive loss	(3,168)	(3,168)	(3,168)

Total equity	$14,706	$15,917	$15,917

Total capitalization	$22,761	$23,972	$25,061

(1)	Amount of shares of common stock issued includes shares held in Alcoa’s treasury.

We have filed a registration statement (including a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement included in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or the underwriters will arrange to send you the prospectus if you request it from either Morgan Stanley & Co. LLC by calling toll-free at 1-866-718-1649 or Credit Suisse Securities (USA) LLC by calling toll-free 1-800-221-1037.

Schedule IV

Persons signing Lock-Up Agreements

Klaus Kleinfeld

Arthur D. Collins, Jr.

Kathryn S. Fuller

Judith M. Gueron

Michael G. Morris

E. Stanley O’Neal

James W. Owens

Carol L. Roberts

Patricia F. Russo

Martin S. Sorrell

Ratan N. Tata

Ernesto Zedillo

William F. Oplinger

Olivier M. Jarrault

Kay H. Meggers

Audrey Strauss

Robert S. Collins

Robert G. Wilt

Roy C. Harvey

Annex I(a)

Form of Opinion of the General Counsel, an Assistant General Counsel

or a Counsel of the Company

Opinion of the General Counsel, an Assistant General Counsel or a Counsel of the Company, pursuant to Section 5(d) of this Agreement shall state that:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business substantially as described in the Time of Sale Information and the Prospectus and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction where the nature of its business or property requires such qualification and in which failure to so qualify, in any individual jurisdiction or in the aggregate, would have a material adverse effect on its financial condition.

2.	The outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable; and the shareholders of the Company have no preemptive rights with respect to the Convertible Preferred Stock or the Conversion Shares.

3.	The Deposit Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid and binding agreement in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.

4.	Neither the execution or delivery by the Company of the Deposit Agreement, the Securities, the Conversion Shares in accordance with the terms of the Statement with Respect to Shares or this Agreement, nor the consummation by the Company of the transactions therein or herein contemplated, nor the fulfillment by the Company of the terms, conditions or provisions thereof or hereof has or will conflict with, violate or result in a breach of any federal law, administrative regulation or court decree applicable to the Company or any agreement or instrument known to such counsel to which the Company is a party or by which any of its properties or assets is bound, or constitute a default thereunder.

5.

The Registration Statement has been declared effective under the Act, the Prospectus was filed with the Commission pursuant to the subparagraph of Rule 424(b) specified in such opinion on the date specified therein and, to the best of the knowledge of such counsel, no stop order suspending the effectiveness of such Registration Statement or any parts thereof has been issued and no proceedings for that purpose or pursuant to Section 8A under the Act have been instituted or are pending or contemplated under the Act, and the Registration Statement, as of each effective date, and the Prospectus, as of its date, complied as to form in all material respects with the requirements of the

Act and the Rules and Regulations; such counsel has no reason to believe that the Registration Statement, as of its most recent effective date, or the Prospectus, as of its date or as of the Closing Date, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus, in the light of the circumstances under which they were made), or that the Time of Sale Information, at the Time of Sale, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; the descriptions in the Registration Statement, the Time of Sale Information and the Prospectus of statutes, legal and governmental proceedings and contracts and other documents are accurate and fairly present the information required to be shown; and such counsel does not know of any legal or governmental proceedings required to be described in the Prospectus or the Time of Sale Information which are not described as required, nor of any contracts or documents of a character required to be described in any of the Registration Statement, the Time of Sale Information or the Prospectus or to be filed as exhibits to such Registration Statement which are not described and filed as required; it being understood that such counsel need express no opinion as to the financial statements or other financial data contained in the Registration Statement, the Time of Sale Information or the Prospectus.

6.	This Agreement has been duly authorized, executed and delivered by the Company.

7.	No approval, authorization or consent of any regulatory body in the United States of America is legally required in connection with the sale of the Securities to the Underwriters pursuant to the terms of the Underwriting Agreement and the issuance of shares of Common Stock upon conversion of the Convertible Preferred Stock pursuant to the terms of the Statement with Respect to Shares except (i) such as have been obtained under the Act, (ii) as may be required under the state securities or Blue Sky laws, (iii) the filing of the Statement with Respect to Shares with the Bureau of Corporations of the Department of State of the Commonwealth of Pennsylvania and (iv) such as may be required in connection with the listing of the Depositary Shares and the shares of Common Stock issuable upon conversion thereof on the New York Stock Exchange.

Annex I(b)

Form of Opinion of K&L Gates LLP

Opinion of K&L Gates LLP, special counsel for the Company, pursuant to Section 5(e) of this Agreement shall state that:

(i)The shares of Convertible Preferred Stock represented by the Depositary Shares being delivered to the Underwriters at the Closing Date have been duly authorized and, when issued and delivered upon payment of the consideration for the Depositary Shares as provided in this Agreement, will be duly and validly issued, fully paid and nonassessable, and will have the rights set forth in the provisions of the Articles of Incorporation relevant to Class B Serial Preferred Stock of the Company and the Statement with Respect to Shares.

(ii)The shares of Convertible Preferred Stock, when so issued, delivered and paid for, will be convertible into shares of Common Stock of the Company in accordance with their terms; the Maximum Number of Conversion Shares have been duly authorized and reserved for issuance upon such conversion in accordance with the terms of the Securities and, when issued upon such conversion, will be validly issued, fully paid and nonassessable and conform in all material respects as to legal matters to the description thereof contained in the Time of Sale Information and the Prospectus under the caption “Description of Common Stock”;

(iii) The Depositary Shares being delivered to the Underwriters at the Closing Date have been duly authorized and, when issued and delivered against payment therefor as provided in this Agreement, will be duly and validly issued and will be entitled to the rights under, and the benefits of, the Deposit Agreement;

(iv) The Statement with Respect to Shares has been duly authorized and executed by the Company and filed with the Bureau of Corporations of the Department of State of the Commonwealth of Pennsylvania;

(v) Neither the execution or delivery by the Company of the Deposit Agreement, the Securities, the Conversion Shares in accordance with the terms of the Statement with Respect to Shares or this Agreement, nor the consummation by the Company of the transactions therein or herein contemplated, nor the fulfillment by the Company of the terms, conditions or provisions thereof violates (A) Pennsylvania law or (B) any of the provisions of the Articles of Incorporation or By-Laws of the Company; provided, however, that we express no opinion regarding any Pennsylvania securities or “blue sky” law;

(vi) The provisions of the Articles of Incorporation relevant to Class B Serial Preferred Stock of the Company and the Statement with Respect to Shares, the Securities and the Common Stock conform in all material respects as to legal matters to the descriptions thereof contained in the Time of Sale Information and the Prospectus under the captions “Description of Mandatory Convertible Preferred Stock” and “Description of Common Stock”; and

(vii) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the use of proceeds therefrom as described in the Time of Sale Information and the Prospectus under the caption “Use of Proceeds” will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), that is registered or required to be registered under the 1940 Act.

Annex I(c)

Form of Opinion of Cleary Gottlieb Steen & Hamilton LLP

Opinion of Cleary Gottlieb Steen & Hamilton LLP, special counsel for the Company, pursuant to Section 5(f) of this Agreement shall state that:

1.	The statements set forth under the heading “Certain U.S. Federal Tax Considerations” in the Prospectus, excluding the documents incorporated by reference therein, insofar as such statements purport to summarize certain federal income tax laws of the United States, constitute a fair summary of the principal U.S. federal income tax consequences of an investment in the Depositary Shares.

Exhibit A

Form of Lock-up Agreement

                    , 2014

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC (collectively, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Alcoa Inc., a Pennsylvania corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several underwriters, including the Representatives (the “Underwriters”), of depositary shares (the “Depositary Shares”) of the Company, each such Depositary Share representing a 1/10th interest in a share of its Class B Mandatory Convertible Preferred Stock, Series 1, par value $1.00 per share (the “Convertible Preferred Stock” and, together with the Depositary Shares, the “Securities”). The Convertible Preferred Stock will be convertible into a variable number of shares of common stock, par value $1.00 per share, of the Company (“Common Stock”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, and in recognition of the benefit that such an offering will confer upon the undersigned as a shareholder, officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the period commencing on the date of the Underwriting Agreement and ending 30 days after the date of the final prospectus (the “restricted period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Securities, shares of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to:

(a) transfers of shares of Common Stock, Securities or any security convertible into Common Stock or Securities:

(1) as a bona fide gift or gifts;

(2) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(3) by operation of law, such as rules of intestate succession or statutes governing the effects of a merger;

(4) pursuant to the exercise of any stock option or other award that would otherwise expire before February 1, 2015 granted pursuant to any Company program, including but not limited to, any form of “cashless” exercise generally available for such grants, provided that the net resulting shares from such stock option exercise are not transferred during the restricted period; or

(5) pursuant to the use of any Common Stock, Securities or stock options as collateral for a loan, provided that the holder of such collateral executes this agreement or an agreement in substantially similar form;

provided that in the case of any transfer or distribution pursuant to clause (a), (i) each donee, transferee or distributee shall sign and deliver an agreement substantially in the form of this letter for the balance of the restricted period and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock or Securities, shall be voluntarily made during the restricted period referred to in the foregoing sentence;

(b) (1) exercise of stock options or sales of shares of Common Stock or Securities pursuant to an existing trading plan pursuant to Rule 10b5-1 under the Exchange Act or (2) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock or Securities so long as such new plan does not provide for the sale of shares of Common Stock or Securities during the restricted period; or

(c) forfeitures, cancellations or surrenders of shares of Common Stock or Securities to the Company pursuant to any Company program, including under clawback provisions or upon termination of employment.

In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the restricted period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

2

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. A Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the applicable Underwriters.

Very truly yours,

(Name)

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